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                             [KITTITAS LETTERHEAD]


Dear Shareholder:

     Enclosed you will find a copy of he Prospectus/Proxy Statement dated July 16, 1998 in connection with our proposed merger with InterWest Bancorp, Inc. ("InterWest").

     After the Proxy Statement/Prospectus was printed, the Board of InterWest declared on July 21, 1998, a three-for-two stock split of InterWest common stock. InterWest stockholders will receive one additional share for every two shares of InterWest common stock held. The dilution date for the stock split will be August 17, 1998 to stockholders of record on August 3, 1998.

     Pursuant to the terms of the Agreement and Plan of Merger dated as of April 20, 1998 (the "Merger Agreement") between InterWest and Kittitas Valley Bancorp, Inc. ("Kittitas") (page A-1 of the enclosed Proxy Statement/Prospectus), the Exchange Ratio (as defined in the Merger Agreement) will be proportionately adjusted to reflect the stock split. The Exchange Ratio of 1.714 shares of InterWest common stock that will be issued per each share of Kittitas common stock will be adjusted to 2.571. The three-for-two stock split does not impact the Cash Distribution equal to $72.00 per share for each share of Kittitas common stock.

     If you have any questions, please contact me at 509-925-3000.

                                       Sincerely,

                                       /s/ Steven F. Halverson

                                       Steven F. Halverson
                                       President and Chief Executive Officer
                                       Kittitas Valley Bancorp, Inc.